Exhibit 3.6

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:31 PM 11/21/2005
FILED 05:31 PM 11/21/2005
SRV 050949121 — 3023711 FILE
STATE OF DELAWARE
CERTIFICATE OF CORRECTION
OF
PRESCIENT APPLIED INTELLIGENCE, INC.
     Prescient Applied Intelligence, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, as amended,
DOES HEREBY CERTIFY:
     FIRST: The name of the corporation is Prescient Applied Intelligence, Inc.
     SECOND: That a Certificate of Designation of the Relative Rights and Preferences of the Series E Convertible preferred Stock was filed by the Secretary of State of Delaware on December 28, 2004 and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.
     THIRD: The inaccuracy or defect of said Certificate to be corrected is as follows:
The second sentence of Paragraph 1 currently states: The maximum number of shares of Series E Preferred Stock shall be One Thousand Six Hundred Fifty (1,650) shares.
     FOURTH: The second sentence of Paragraph 1 of the Certificate is corrected to read as follows: The maximum number of shares of Series E Preferred Stock shall be One Thousand Six Hundred Sixty (1,660) shares.

     IN WITNESS WHEREOF, said Corporation has caused this Certificate to be signed by Thomas W. Aiken, its Senior Vice President and Chief Financial Officer, this 21st day of November, 2005.

PRESCIENT APPLIED INTELLIGENCE, INC.

BY:	/s/ Thomas W. Aiken
Thomas W. Aiken